Chemung Financial Corporation One Chemung Canal Plaza P.O. Box 1522 Elmira, New York 14902 (607) 737-3711

For Immediate Release: May 3, 2007

Chemung Canal Trust Company Completes Acquisition of Partners Trust Department

Chemung Canal Trust Company, the subsidiary bank of Chemung Financial Corporation (OTCBB: CHMG), today announced that it had finalized the acquisition of the trust department assets of Partners Trust Financial Group, Inc. (Nasdaq: PRTR). The purchase agreement was originally announced in October 2006.

"We are excited to welcome the clients from Partners' Trust Department to Chemung Canal. With nearly $2 billion in assets under management or administration, a team of highly qualified trust and investment professionals and our commitment to providing exemplary client service, we are confident we can bring added value to these relationships," according to Ronald M. Bentley, President and Chief Executive Officer of Chemung Canal Trust Company.

"We are pleased to complete this transaction and believe that the trust customers will continue to be well served by Chemung, and will enjoy the benefits of a larger trust operation," said John A. Zawadzki, President and Chief Executive Officer of Partners Trust.

As a result of the acquisition of these trust accounts, Chemung Canal has filed an application with the New York State Banking Department and the Federal Reserve Bank to open a full service branch at 127 Court Street in Downtown Binghamton. The Court Street property is currently being renovated and the bank expects to be operating from that location in July 2007. While they await the completion of renovations, Chemung Canal will service all Broome County Trust clients from their Vestal, NY office.

Additionally, Chemung Canal will open a Representative Office in Herkimer, NY at 219 North Prospect St.

Chemung Canal Trust Company, founded in 1833 and headquartered in Elmira, New York, is a full service community bank with full trust powers. The Bank is also the parent of CFS Group, Inc., a financial services subsidiary offering non-traditional services including mutual funds, annuities, brokerage services and insurance. As a result of this acquisition, Chemung Canal Trust maintains 18 offices in 7 counties.

This press release may include forward-looking statements with respect to revenue sources, growth, market risk, corporate objectives and possible losses due to asset quality. These statements constitute "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Chemung Financial Corporation assumes no duty, and specifically disclaims any obligation to update forward-looking statements, whether as a result of new information, future events or otherwise, and cautions that these statements are subject to risks and uncertainties that could cause the Corporation's actual operating results to differ materially.

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Contact Information
Chemung Canal Trust Company:
Melinda A. Sartori, Executive Vice President, (607) 737-3889

Partners Trust Financial Group, Inc.:
Steve Mahler, Vice President, (315) 738-4739